Exhibit 8.1

222 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601
T: +1 (312) 609 7500
F: +1 (312) 609 5005

CHICAGO • NEW YORK • WASHINGTON, DC
LONDON • SAN FRANCISCO • LOS ANGELES

April 21, 2015

Grant Park Futures Fund Limited Partnership
c/o Dearborn Capital Management, L.L.C.
626 West Jackson Boulevard, Suite 600
Chicago, Illinois 60661

Re:	Grant Park Futures Fund Limited Partnership
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Grant Park Futures Fund Limited Partnership, a limited partnership organized under the Revised Uniform Limited Partnership Act of the State of Illinois (“Grant Park”), in connection with the preparation and filing, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1, File No. 333-202279 (the “Registration Statement”), relating to the issuance of Limited Partnership Units of Grant Park.

In so acting, we have reviewed such data, documents, statutes and regulations and have considered such questions of law and fact as we have deemed appropriate for purposes of rendering the opinions set forth herein.  We have also reviewed and relied upon statements as well as certain written representations made to us by Dearborn Capital Management, L.L.C., the general partner of Grant Park (the “General Partner”), concerning the operation of Grant Park and the nature of the annual gross income of Grant Park.  We have undertaken no independent investigation of the accuracy of the facts and representations set forth or referred to herein.

Based on the foregoing, it is our opinion that Grant Park will be classified as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation, provided that (i) at least 90% of Grant Park’s gross income consists of, or has consisted of, “qualifying income” as defined in Section 7704(d) of the Internal Revenue Code of 1986, as amended, for the most recent taxable year and for each of the preceding taxable years since Grant Park commenced trading activities and (ii) Grant Park is organized and operated in accordance with its governing agreements and applicable law.  In addition, we advise you that in our opinion, the description set forth under the heading “Material U.S. Federal Income Tax Consequences” in the prospectus constituting part of the Registration Statement (the

“Prospectus”), insofar as it relates to matters of law and legal conclusions, correctly describes the material U.S. federal income tax consequences as of the date hereof to Grant Park and U.S. resident individuals who invest in Grant Park.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus.

Very truly yours,

/s/ Vedder Price P.C.

TWO